ASSET PURCHASE AGREEMENT

This Agreement is made and entered into this 20 th day of February, 2009, by and between L.A. Juice Company, Inc., Nicholas Baum, and City Juice Systems KS, LLC.

DEFINED TERMS

These defined terms have the following meanings as used in the Agreement:

1.

“Accounts Receivable” means those accounts outstanding as of the Closing Date that are owing to Seller.

2.

“Agreement” means this Asset Purchase Agreement and all exhibits.

3.

“Assets” means those items listed in paragraph 1 of the Agreement.

4.

“Business” means the business that operates a beverage, smoothie, and snack business from a location of 6537 W. 119 th Street, Overland Park, KS 66209.

5.

“Buyer” means City Juice Systems KS, LLC.

6.

“Closing” or “Closing Date” means February 20, 2009 at 11:00 p.m. central time at a place to be determined by the parties.

7.

“Inventory” means those items that are sold to customers of the Business or used in the operation of the Business or provided to the Business’ customers.

8.

“Purchase Price” means the consideration described in Section 9.

9.

“Seller” means L.A. Juice Company, Inc.

Background

1.  Seller currently owns the Assets and operates the Business; and

2.  Nicholas Baum is authorized by Seller to enter into this transaction for the sale of the Assets of Seller to Buyer; and

3. Seller wishes to sell and Buyer wishes to acquire the Assets for the consideration and under the terms and conditions in the Agreement; and

4.  Ephren W. Taylor, Jr. and Kinta L. Dixon are authorized by Buyer to enter into this transaction for the purchase of the Assets from Seller; and

5. Buyer and Seller entered into an Offer to Purchase dated January 8, 2009.  The parties intend that this Agreement is a full statement of the party’s agreement for the sale of the Assets and Business and that it supersedes the Offer to Purchase.

Now, in consideration of the mutual promises and pledges of the parties, and for the reasons set forth above, Seller and Buyer agree as follows:

AGREEMENT

1.   ASSETS INCLUDED IN PURCHASE.  Seller will sell to Buyer, free from any and all liens, encumbrances or liabilities, the Assets.    The Assets include all tangible and intangible items used in the Business, including the following:

a. Equipment and trade fixtures used in the Business, including those on Exhibit A or listed on any equipment and trade fixture list provided to Buyer during the course of the negotiations .

b.   Any and all of Seller’s (i) customer lists, listings, or business records used in the daily operations of the Business, (ii) leases, customer deposits, signs and signage, (iii) all e-mail access information and addresses, and (iv) all other personal property used in the Business, including (if transferable) software and software licenses, permits, warranties, licenses and franchises.

c. Any and all interest Seller has or may have in the telephone, facsimile number(s), and web site of the Business.

d. Any and all good-will associated with the Business.

e.  Any of Seller’s right, title and interest in and to all personal property or equipment leases covering any assets used by Seller in the course of the Business, including any remaining equity in existing leases.

            f.    The Inventory valued at Seller’s cost not to exceed $7,000.

            g.     Any rights Seller has in the name L.A. Juice Company.

            h.     All customer relationships, contact information, and customer lists.

            i.     Seller’s Accounts Receivables from customer sales and ACH payments incurred, but not collected on or following the Closing hereof.

2.   ASSETS EXCLUDED FROM PURCHASE.  The Asset to be sold to Buyer specifically excludes the following:

Any liability not expressly assumed by Buyer herein for the Assets that accrue before Closing are the sole liabilities and responsibility of the Seller, and Seller shall continue to be responsible for those liabilities that accrue for activity prior to Closing.

This Agreement constitutes a sale of certain assets of Seller only and is not a sale of any stock in any entity comprising all or any part of the Seller.  Buyer is not assuming and shall not be responsible for the payment of any liabilities or obligations of the Seller or the shareholders of Seller whatsoever, including but not limited to any collective bargaining agreement or other agreement, benefits, plans or arrangements affecting employees or suppliers.

3.   SELLER’S WARRANTIES AND REPRESENTATIONS.  Seller represents and warrants that as of the Closing Date:

a. That all known issues relating to the equipment , Inventory, furniture, and trade fixtures sold to Buyer, including those listed on “Exhibit A”, have been disclosed to Buyer.

b. That there are no claims or causes of action against the Business or the Assets, or claims or causes of action that may affect the ability of Seller to convey good and clear title to all of the Assets enumerated herein.  To the extent the Assets are encumbered or pledged, those encumbrances or pledges will be released as of the Closing.

c. All books and figures relative to the Business and shown to the Buyer are true, accurate and correct.  Seller hereby acknowledges and agrees that notwithstanding the fact that Seller does not convey or transfer title to the financial information described in Paragraph 2(a) above, Seller, at Closing, shall delivered copies of each of the following, certified to be true and accurate by Seller’s certified public account:

(i)

Form 1120 of Seller for the tax years ending 2006, 2007 and 2008;

(ii)

Detailed year end income and loss statement of Seller for the tax years ending 2006, 2007 and 2008; and

(iii)

Detailed Balance Sheet and Reconciliation Summary of Seller for the tax years ending 2006, 2007 and 2008.

d.    Seller is in compliance with all applicable statutes, rules, regulations and requirements of federal, state or local agencies, and has timely filed such reports, data or information where a failure to file timely would have a material adverse effect on the Business or the Assets to be sold hereby.  Seller warrants that any failure to comply, file or follow relevant requirements that precede the Closing Date and that later becomes apparent to either party will be rectified by Seller at Seller’s sole cost and expense.

e. All employee salaries, benefits, or other paid compensation will be paid in full for work completed through Closing within 7 days of Closing.

f. Seller agrees to satisfy all tax liabilities of the Business upon their due date for Seller’s pro-rata share as of the Closing Date.  Seller agrees that it is alone responsible for all tax liabilities, regardless of nature, as to the Business for activity prior to Closing.  Buyer will notify Seller within 15 days of its notification of any tax related claim for liabilities incurred before the Closing.  Seller is holding Buyer harmless of all tax liabilities related to the Business occurring on or before the date of Closing.  Seller will provide a “No Tax Due” statement from all applicable jurisdictions.

g. Should any of the leases or contracts to be transferred hereunder be non-assignable by its terms, Seller will use commercially reasonable efforts to obtain consent of the lessor or party to a contract.  For leases that are assigned, Buyer will assume the remainder of the lease and will hold Seller harmless against any amounts due after Closing.  Seller has right to void this contract if he cannot obtain a termination or assignment of this lease to Buyer and/or a release of any personal guarantees related thereto.

h.   At the Closing, Seller will provide to Buyer copies of all leases, contracts, licenses, permits, employment contracts, purchase agreements and all other contracts, documents, files and records which are pertinent to this sale of the Assets and the Business.

4.   PRE-CLOSING INDEMNIFICATION.   Except as otherwise expressly provided herein, Seller shall indemnify, defend and hold Buyer and its partners, agents, attorneys and legal assigns (collectively the "Buyer Indemnified Parties") harmless from and against any losses, damages and expenses (including reasonable attorneys fees) resulting from third-party claims arising out any misrepresentations of Seller related to the Business, except to the extent cause by buyer or its agents.  Seller acknowledges that all of the Buyer Indemnified Parties that are not signatories to the Agreement are intended to be third-party beneficiaries of the promises made by it in this section.

Buyer shall deliver written notice to Seller of any claim hereunder and its assertion that such claim is covered by this indemnification, promptly after first receiving knowledge of it.  Seller shall have the right to defend such claim with counsel of its own choice, at its sole expense, on condition that Seller: (1) acknowledges its duty to indemnify such claim; (2) promptly commences, and thereafter continues, exercising best efforts diligently to defend the claim; and (3) delivers written notice to Buyer of all material developments in such proceeding and copies of all pleadings and other documents reasonably related thereto.  In the event Seller fails to do any of the foregoing, Buyer shall have the right, but not the obligation, to take over the defense of such claim by counsel of its own choosing, subject to the reasonable approval of Seller and at the expense of Seller, without limitation of Buyer’s rights of indemnification hereunder.  In such event Buyer shall exercise its best efforts to defend such claim.

5.   FURTHER ACTIONS FOR CONVEYANCE.  Seller shall execute all legal documents necessary to convey clear title to Buyer of the Assets transferred, and shall take such other actions as Buyer may reasonably require for Buyer to more fully and effectively take title to or assume the Assets described herein.

6.   PERSONAL AND BUSINESS TAX APPORTIONMENT.  Seller shall pay all business, personal property, income, payroll taxes (however designated) assessed against the Business for activity through the Closing Date.   If applicable, Buyer shall notify Seller within 10 days after receipt of such taxes or tax assessment for periods prior to Closing.  Seller agrees to pay such sums due within 30 days of notice.  Buyer is responsible for all taxes assessed against the Assets or the Business for activity after the Closing Date.

7.   TRAINING.    Starting the day after the Closing and for two weeks thereafter, Seller or its designated agent(s) will provide Buyer or its’ designated agent(s) 40 hours per week of training and familiarization in the Business at no additional cost to the Buyer.   Thereafter, Seller will provide reasonable phone consultations for one month to Buyer at no additional cost to Buyer.  The time and place of this training will be as mutually agreed upon by the parties. After the one month training period, buyer will pay the seller $20.00 per phone consultation.

8.   PRORATIONS.  All monthly recurring charges, including rent, utilities, advertising contracts, prepaid maintenance, and fees, deposits and like payments associated with or arising from the Assets or the Business shall be prorated between the Seller and Buyer as of the Closing Date.

9.   PAYMENT DUE FROM BUYER.  Buyer shall pay Seller the total sum of $60,000 for the Assets.  The Purchase Price will be paid at Closing, plus or minus any prorated amounts, less payoff amounts to creditors of Seller, and less the earnest money already deposited by Buyer, as follows:

•

$5,000 deposited with ABMI as an escrow after the Offer to Purchase was signed; and

•

$55,000 in guaranteed funds at Closing.

As part of the Closing, the parties will execute a closing statement that will reflect the Purchase Price plus or minus any prorations, pay off amounts or expenses.

10.   BUYER’S WARRANTIES AND REPRESENTATIONS.  Buyer represents and warrants that:

a. Buyer has the right, power and legal capacity to consummate Buyer’s obligations under the Agreement, and that no third-party consents are required.

b. Buyer is holding Seller harmless and will defend and indemnify Seller for any tax liabilities for activity on or after the date of Closing.

c. Buyer represents that it is a sophisticated entity that has received legal and financial advice to the extent it deemed necessary in connection with this Agreement.

11.   CLOSING; POSSESSION.  The Buyer shall take possession of the Assets as of 12:00 A.M. (central time) February, 21, 2009.  At this time, all liabilities and expenses newly occurred after this time will be the responsibility of the Buyer.

12.   POST-CLOSING INDEMNIFICATION  Except as otherwise expressly provided herein, Buyer shall indemnify, defend and hold Seller and its partners, agents, attorneys and legal assigns (collectively the "Seller Indemnified Parties") harmless from and against any losses, damages and expenses (including reasonable attorneys fees) resulting from third-party claims arising out of or incurred with respect to any conduct, inaction, or misrepresentations of Buyer relating to the Business, except to the extent caused by Seller. Buyer acknowledges that all of the Seller Indemnified Parties that are not signatories to the Agreement are intended to be third-party beneficiaries of the promises made by it in this section.

Seller shall deliver written notice to Buyer of any claim hereunder and its assertion that such claim is covered by this indemnification, promptly after first receiving knowledge of it.  Buyer shall have the right to defend such claim with counsel of its own choice, at its sole expense, on condition that Buyer: (1) acknowledges its duty to indemnify such claim; (2) promptly commences, and thereafter continues, exercising best efforts diligently to defend the claim; and (3) delivers written notice to Seller of all material developments in such proceeding and copies of all pleadings and other documents reasonably related thereto.  In the event Buyer fails to do any of the foregoing, Seller shall have the right, but not the obligation, to take over the defense of such claim by counsel of its own choosing, subject to the reasonable approval of Buyer and at the expense of Buyer, without limitation of Seller's rights of indemnification hereunder.  In such event Seller shall exercise its best efforts to defend such claim.

  13.   CHOICE OF LAW AND FORUM.  This agreement shall be governed by the laws of the State of Kansas, without regard to its conflict of laws provisions.  Any dispute arising out of this Asset Purchase Agreement shall be bought in the District Court of Johnson County, Kansas and no where else.

14.   SURVIVAL.  The warranties and covenants made by the parties herein shall survive the execution of this agreement and any closing or possession date set forth herein.

15.   TIMING OF ESSENCE.  Time is of the essence herein.

16.   PAYMENT OF LEGAL FEES.  Buyer and Seller shall each pay their own professional or other third-party fees incurred in the preparation, revision or modification of this Agreement.   The parties agree that the cost of the preparation of this document will be paid out of the funds before they are distributed to the Seller.

17.   PAYMENT OF BROKERS FEES.  Seller is responsible for any and all fees, commissions, payments or “buyer search” charges due to any Broker, and Seller agrees to indemnify and defend Buyer from all claims, judgments or settlements for broker fees and commissions.

18.   TERMS BINDING/ASSIGNMENT.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the respective parties, their heirs, officers, employees, successors, executors, personal representatives and assigns, to the maximum extent permitted by law. The Agreement can not be assigned without the agreement of both parties.

19.   ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement of the parties and any amendments, changes or addendums hereto shall have effect only if made in writing and executed by the parties hereto.

20.   NOTICE.  Any notice required or permitted hereunder shall be conclusively deemed properly given upon delivery of the same in writing, in person, by facsimile transmission or by mailing the same by certified mail to the party to be notified at such party's address of record as noted herein.

21.   SEVERABILITY.  If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, or if any provision hereof is or becomes impracticable, the remaining provisions and the Agreement as a whole shall nevertheless continue in full force and effect without being impaired or invalidated in any way, and the parties shall replace the invalid, unenforceable or impracticable provision with a valid, enforceable or practical provision.

22.   EXHIBITS.  All Exhibits attached hereto are incorporated herein by reference and all blanks in any such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein in accordance with this Agreement.

23.   SELLER’S DELIVERIES AT CLOSING.  At the Closing, Seller shall deliver or cause to be delivered:  (i)  Bill of Sale and Assignment in form and content sufficient to convey all the Assets to Buyer, with warranties against all liens, encumbrances and other adverse matters of all kinds;  and (ii) any additional documents that would provide evidence of the performance of all covenants and the satisfaction of all conditions required of Seller by this Agreement at or prior to the closing, as Buyer or its counsel may reasonably require.

24.   BUYER’S DELIVERIES AT CLOSING.  At the Closing, Buyer shall deliver or cause to be delivered:  (i) The Purchase Price; and (ii) such other evidence of performance of all covenants and the satisfaction of all conditions required of Buyer by this Agreement at or prior to the closing, as Seller or its counsel may reasonably require.

25.   NOTICE TO VENDORS.  No effort has been made to notify Seller’s vendors of the sale.  Seller is responsible for payment to all vendors and others that performed services or provided goods to Seller prior to Closing.

26. ALLOCATION OF PURCHASE PRICE.  The parties agree that they shall allocate the purchase price for the Assets in accordance with an agreed upon schedule.  The parties agree that they shall each file Form 8594 with the Internal Revenue Service confirming such agreed upon allocation.

27. NONCOMPETITION AND NONSOLICITATION.  In consideration of this Agreement, Seller and Nicolas Baum each agrees not to own any similar business entity that provides goods and services similar to what the Business provides as of the date of this agreement in any form, including another smoothie company, within 15 miles of the current Business location for a period of 2 years from the Closing. This excludes Nicholas Baum’s participation in a fast food restaurant.  Further, Seller and Nicholas Baum each agrees not to solicit the customers of the Business for any business purpose that is the same or similar to what the Business does as of the date of this agreement for the same restriction period.   The parties understand and acknowledge that this non-compete agreement is material to this Agreement.

Seller and Nicholas Baum each represents that this non-compete agreement will not substantially or unreasonably affect his ability to earn a livelihood.  The parties further acknowledge that the restrictions contained herein with respect to time and distance are reasonable considering the nature of the business.  The parties specifically acknowledge that violation of this provision shall entitle Buyer to injunctive relief from a court of competent jurisdiction plus recovery of any and all expenses, costs and attorneys fees reasonably expended in pursuit of injunctive relief.  Any injunctive relief will be in addition to any other remedies and damages to which Buyer might be entitled.  Buyer and Seller each acknowledge that any breach of this covenant shall entitle Buyer to recoup any and all damages incurred for the loss in profits, clients or business or prospective profits, clients or business or any other damages recoverable at law or equity, as and for damages for breach of this covenant in recognition of the tantamount importance placed upon this covenant.  Nothing herein shall restrict any other remedial rights Buyer might otherwise have available at law or in equity.

Seller and Nicholas Baum each further agrees not to solicit for employment for the restriction period described above any of the employees of the Business for employment in any other job or business. If an action is taken by Buyer to enforce this agreement, then Buyer is entitled to its reasonable attorney fees if it is the prevailing party in any action.

The parties have executed this agreement on the day and year first written above.

Buyer:  City Juice Systems KS, LLC

By: /s/ Kinta Dixon________

    Kinta L. Dixon, Manager

Address:  2000 Mallory Lane, Ste 130-301

    Franklin, TN 37067__________

STATE OF KANSAS

) ss.

COUNTY OF JOHNSON

)

Before me, a notary public, appeared Kinta L. Dixon, both known to me to be the persons described herein who executed this Asset Purchase Agreement as authorized representatives of Buyer, and the acts were free acts.

IN WITNESS, I set my hand and affix my official seal on the day and year written above.

SEAL

_________________________________________

My commission expires:

Notary Public

Seller: L.A. Juice Company, Inc.

By: /s/ Nicholas Baum______

     Nicholas Baum, authorized representative

Address:  3605 W. 71 st St._______

     Prairie Village, KS 66208

Nicholas Baum Individually for Section 27

       /s/ Nicholas Baum________

Address:  ____________________

    ____________________

STATE OF KANSAS

) ss.

COUNTY OF JOHNSON

)

Before me, a notary public, appeared Nicholas Baum known to me to be the person described in and who executed this Asset Purchase Agreement as a representative of the Seller, and individually where noted, and that the act was a free act.

IN WITNESS, I set my hand and affix my official seal on the day and year written above.

SEAL

_________________________________________

My commission expires: 10/21/12

Notary Public

Exhibit A

Asset List

Blenders - 4 Blendtec Motors and Jars

Cash Register – NCR 2170

Chocolate Pump

Credit Card Machine – Omni

Dipping Cabinet – Masterbilt DC-8D

Fax Machine - Panasonic

Infrared Thermometer

Microwave – Magic Chet

Nutrifaster Juicer – N450

Security Equipment – Alarm System Hardware

Stereo - Sherwood

Computer - Emachine

Coffee Machine - Sunbeam

Undercounter ref. – True Undercounter

Walk-in Cooler

Wheatgrass Machine – Wheateena

Push Cart

VitaMix Blenders Jar

Fruit Juice Machine – Wilshire MJ40-6

Orange Juice Machine – Orangfresh Espressa

Register Software – For NCR 2170

Stainless Steel Cooler

Compartment Sink

Cabinets

Chairs

Counters

Deep Sink

Ice Bin

One Way Mirror

Open Sign

Shelving

Outdoor Sign

Sneeze Guards

Tables

Cup Dispensers

Walk-in Freezer

Security Monitor (TV)